Exhibit 77C to NSAR dated June 30, 1997

Bascom Hill Investors, Inc.

On May 28, 1997, the Annual Meetings of Shareholders of Bascom Hill Investors, Inc. was held at 4:00 p.m. in Madison, Wisconsin. The shareholders were requested to vote on the merger of their fund with Mosaic Equity
Trust Investors Fund in accordance with the Prospectus/Proxy Statement dated May 1, 1997. Of the 741,199.383 outstanding shares of Bascom Hill
 Investors, Inc., 430,831.055 voted in favor of the merger (58.13%), 8.13% in excess of the amount required to approve the merger.